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NEOPHARM, INC.
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October 20, 2004

Dear NeoPharm Shareholders:

        I am writing to you today because I am concerned about the future of your Company. John Kapoor is soliciting your consent to remove all the independent directors of NeoPharm and replace them with his own nominees. I am in the unique position of enjoying the support of both the independent directors and Mr. Kapoor. As a result, I believe you may find my thoughts on the matter helpful.

        As you are aware, on June 17, 2004, the Board of Directors unanimously appointed me your President and Chief Executive Officer. From the outset, the Board emphasized two priorities to me. First, cut expenses to postpone additional fundraising as long as prudently possible. Second, keep the Phase III PRECISE trial on track to complete enrollment as planned. This message was communicated to my management team by Erick Hanson, our Chairman of the Board, and by me in June. From the day I was first appointed CEO (well in advance of Mr. Kapoor's consent solicitation), my number one job has been to reduce our expenses.

        I began my work at NeoPharm by carefully assessing our management team, our clinical and pre-clinical programs and our cost structure. To assist with this analysis and develop an operating budget for 2005, I hired a consultant to provide market analysis data for our compounds under development, as well as our platform technologies. I believe this data is critical for making any decisions whether to continue or drop any development programs and for developing a strategy and budget. My team and I are finalizing our proposed budget for 2005 to be presented to the Board later this month—as promised.

        At its August meeting, the Board discussed targeting a cash burn rate of $30 million for fiscal 2005. I made it clear to the Board that, based on my review of the Company's expenses as well as my experience bringing new products to market and working with the FDA to successfully complete clinical trials, an annual burn rate of $30 million would not be adequate to keep our programs moving forward. In fact, I pointed out that a $30 million budget for 2005 would require us to drop all programs except the PRECISE trial, and cut expenses for PRECISE that could put the program at risk. The entire Board of Directors instructed me to complete my analysis and present my budget proposal at the next Board meeting in October.

        I was surprised to find out only three weeks later that Mr. Kapoor had begun a consent solicitation in an effort to force the Company to reduce its annual cash burn rate to $30 million. More surprisingly, Mr. Kapoor said that he would like me to continue as President and CEO, even though I made it clear to all the directors that an arbitrary annual cash burn rate of $30 million is unrealistic, inadequate and inappropriate. If I believed we could achieve a $30 million burn rate without significantly impairing the future value of your Company, I would be leading the charge to do so. But the fact is, we cannot.

        I agree that moving quickly to reduce expenses is critical. In fact, we took action soon after I arrived to reduce our 2004 cash burn rate where we could, and communicated this information to shareholders in August. As we indicated last month, management has committed to reduce the Company's net loss to approximately $43-$47 million for 2005. This 2005 net loss equates to a $41-$45 million cash burn rate for 2005 (after eliminating depreciation of approximately $2 million). Now that our portfolio evaluation is complete, we are finalizing a detailed budget for review by the Board later this month. Details of the 2005 budget will be discussed at our quarterly conference call with investors on October 29, 2004, ahead of schedule.

        During this consent solicitation process, Mr. Kapoor has attributed certain statements made by me or members of my management team to the independent directors. I want to make it clear that the Company's actions since July 12, 2004 have been at my direction with the support of our Board. All financial estimates have been developed by me and my team, the task of evaluating the portfolio for licensing was established by me to determine how best to monetize some of our assets to further postpone the need to raise money, and the consultants were hired at my request to evaluate the portfolio. The independent directors have supported my efforts and allowed me to do the job they hired me for. Mr. Kapoor has made it clear that he wants to install a slate of directors that will force the Company to do what he wants, evidently without regard for the considered judgment of the CEO that he helped select.

        I think it only fair that the entire Board of Directors (including Mr. Kapoor, who was Chairman at the time) should share responsibility for events occurring prior to June 17, 2004. On that date, the directors took decisive action by appointing me as the new CEO, and replacing the Chairman with an independent director. Since that time, the independent directors have attempted to create an environment that allows me to achieve the objectives set by the Board—reduce expenses and complete the PRECISE trial.

        Mr. Kapoor's solicitation has been a tremendous distraction to my management team. The independent directors and I have done everything we could to try to avoid it. I personally called John to ask that he withdraw his solicitation and let us do our jobs and demonstrate the success that I am confident we will achieve with our strategy. But he has declined to do so. We have, on two separate occasions, proposed reasonable compromises but Mr. Kapoor has not been interested in compromising. For whatever reasons, it appears Mr. Kapoor is not inclined to give us even the shortest time to demonstrate the success of our strategy. I am asking you to give us that opportunity.

        Since I started, only three months ago, I believe we have made great strides. Our management team is focused and energized around our core strategy and looking for every opportunity to further reduce costs. The Phase III PRECISE trial is on track. Our stock price has begun to move up. We are headed in the right direction. Now, when we are beginning to make real progress, would be the wrong time to make the dramatic and disruptive changes Mr. Kapoor seeks.

Sincerely,

Gregory P. Young President, Chief Executive Officer and Director